Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Echo Therapeutics, Inc.
Iselin, NJ

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements of Echo Therapeutics, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

BDO USA, LLP
Woodbridge, New York

May 13, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.